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                                                                    Exhibit 3.10


RESTATED CERTIFICATE OF INCORPORATION
OF
THE NEW YORK LAW PUBLISHING COMPANY

(Under Section 807 of the Business Corporation Law)


The undersigned, for the purpose of restating and further amending the Certificate of Incorporation of the THE NEW YORK LAW PUBLISHING COMPANY pursuant to Section 807 of the Business Corporation Law of the State of New York, hereby certifies:

1. The name of the corporation is THE NEW YORK LAW PUBLISHING COMPANY, hereinafter called "the Corporation."

2. The name under which the Corporation was originally formed is LEGAL PUBLISHING CORPORATION.

3. The Certificate of Incorporation of the Corporation was filed by the Department of State, Albany, New York on the 22nd day of May, 1985.

4. The Certificate of Incorporation is hereby amended to change the mailing address for service of process, add the director liability provision, delete the indemnity provision, add a provision limiting the power of directors for certain actions and add a requirement for a legend on shares of capital stock.

5. This Restated Certificate of Incorporation was authorized by a unanimous written consent of the directors of the Corporation, followed by the written consent of the sole shareholder of the Corporation.

6. The text of the Certificate of Incorporation is hereby restated and further amended to read as herein set forth in full:

FIRST: The name of the corporation is THE NEW YORK LAW PUBLISHING COMPANY, hereinafter called "the Corporation."

SECOND: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of New York; provided, however, that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any State official department, board, agency or other body without such consent or approval first being obtained.

THIRD: The office of the Corporation in the State of New York shall be located in the City of New York and County of New York.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Million (1,000,000) shares, all of which shall be Common Stock, par value one cent ($.01) per share.

FIFTH: The holders of shares of the Corporation shall have no preemptive rights with respect to issuance of any class of equity shares of the Corporation, nor with respect to the granting by the Corporation of rights or options to purchase its equity shares of any class or the issuance of shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class.

SIXTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: The

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New York Law Publishing Company, 111 Eight Avenue, New York, New York 10011,
Attention: James A. Finkelstein, President.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, unless a judgment or other final adjudication adverse to the director establishes that (i) the acts or omissions of the director were in bad faith or involved intentional misconduct or a knowing violation of law,
(ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the acts of the director violated Section 719 of the Business Corporation Law of the State of New York

EIGHTH: For so long as (i) the Corporation is a subsidiary of Alexandra Publishing Corporation, a Delaware corporation ("Alexandra"), and (ii) pursuant to the Amended and Restated Shareholders Agreement, dated as of May 8, 1992, by and among Apollo Investment Fund, L.P. ("Apollo"), Price Communications Corporation ("Price"), Price Publishing Corporation ("PPC"), Alexandra and the Corporation ("Shareholders Agreement") Price or any successor or transferee thereof shall have the right to nominate a director to serve on the Board of Directors of Alexandra (known hereunder as the "Alexandra-Price Director"), the Alexandra-Price Director (or his or her nominee) shall also be entitled to be elected as a director of the Corporation and shall be known hereunder as the "Price Director."

For so long as there shall be a Price Director, the following shall apply:

A. Vacancies on the Board of Directors; Removal. In the event that any director ("Withdrawing Director") selected in the manner set forth in the Shareholders Agreement is unable to serve or, once having commenced to serve, is removed or withdraws from the Board of Directors of the Corporation, such Withdrawing Director's replacement (the "Substitute Director") on the Board of Directors of the Corporation will be nominated in the same manner as that in which the Withdrawing Director was nominated, and shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders. So long as there is a Price Director, the Price Director may not be removed by any means without the Alexandra-Price Director's consent. So long as there is a Price Director, the Price Director may not be removed without cause.

B. High Vote of Directors. The approval of the Price Director shall be required with respect to the following matters:

(i) The entering into or amendment of any contract or transaction, or series of transactions, the value of which in the aggregate exceeds $10,000, between the Corporation and any of its affiliates, other than Alexandra or a direct or indirect subsidiary of Alexandra or the Corporation (a "Corporation Subsidiary"), provided that, from time to time, if the Corporation determines that the Corporation needs additional capital and Apollo and/or other accounts managed by Apollo Advisors, L.P. or its affiliates (collectively :Affiliates"), its directors, officers, employees or agents or any successor in interest to or transferee of any of the foregoing persons (collectively, "Buyer Affiliates"), desire to provide such capital to the Corporation, the Corporation may issue a note or notes to Apollo and/or its Buyer Affiliates (other than any note or notes which are (A) convertible into the Corporation's capital stock, or issued in connection with any options, warrants, contracts or similar rights to acquire or instruments convertible into the Corporation's capital stock or (B) issued pursuant to subsection 2.2(ii) or (v) or as contemplated by Section 6.13 of the Amended and Restated Stock Purchase Agreement by and among Price, PPC, the Corporation, Alexandra and Apollo dated as of May 8, 1992, (the "Purchase Agreement"), or issued to a bona fide third party purchaser or purchasers (which is not Apollo or one of its Buyer Affiliates, partners, directors, employees, or agents (collectively, "Buyer Related Parties") in connection with any refinancing of such debt securities within 180 day of the closing date of the Purchase Agreement) in respect of such capital on such commercially reasonable terms as may be acceptable to the Price Director, provided further, however, that if the Price Director objects to such terms, the Corporation may issue such note or notes on such terms only if the Corporation receives a fairness opinion from Morgan Stanley Group, Inc. or an appropriate affiliate thereof;

(ii) Payments in respect of the shares of the shares of the common stock of Alexandra (including without limitation payments in respect

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of share purchases by the Corporation) except on a pro rata basis in respect of Apollo and Price or in connection with any purchase of shares from Finkelstein pursuant to Sections 1.2.1(a), 3(a) or 3(e) of the Amended and Restated Shareholders Agreement Dated May 8, 1992 among Apollo, James A. Finkelstein ("Finkelstein"), the Corporation and Alexandra (the "Finkelstein Shareholders Agreement") so long as Finkelstein's employment with the Corporation terminates before or not more than 60 days after such purchase, provided that if Finkelstein's employment with the Corporation does not so terminate, Price shall have the right to require the Corporation to purchase the shares of Alexandra owned by Price on the same terms as the Corporation purchased Finkelstein's shares;

(iii) The determination by the Board of Directors to expand the activities of the Corporation into any line of business not involving the ownership or operation of interests in book publishing, newspaper publishing, magazine publishing, broadcasting, cable television, database properties, electronic publishing, newsletters and other media properties, and seminars, software and other services;

(iv) The sale or other disposition of any stock of any Corporation Subsidiary (other than a pledge to a bona fide third party lender (which is not Apollo or a Buyer Affiliate) or a sales upon the foreclosure thereunder) or the sale of all or substantially all of the Corporations' assets to any other person or entity or the issuance of shares of Common Stock in connection with a merger or consolidation of the Corporation with any other entity; provided, however, that the corporation may transfer all or any part of its assets to, or merge with or into, Alexandra or any wholly-owned Corporation Subsidiary;

(v) Any amendment of the Certificate of Incorporation or By-laws of the Corporation that would amend the voting requirements referred to in this Article EIGHTH or the Shareholders Agreement or the preemptive rights granted pursuant to the Shareholders Agreement.

C. Action During Vacancy. The Board of Directors shall not pass any resolution or take any action with respect to those matters enumerated in this Article TWELFTH while the seat of the Price Director on the board of directors remains vacant, provided that such director's place on the board of directors has not been vacant for more than (30) days without a replacement having been nominated.

D. Director of Subsidiaries. The Corporation shall vote any shares which it may own of any Corporation Subsidiary to cause the Price Director (or his or her Nominee) to at all times be elected as a director of such Corporation Subsidiary but the election of the remaining directors of such Corporation Subsidiary shall be within the full discretion of the Board of Directors of the Corporation.

NINTH: The certificate, or certificates, evidencing shares of the Corporation's capital stock shall bear conspicuously on the face or back thereof the following notice:

"Article EIGHTH of the Restated Certificate of Incorporation requires the affirmative vote of a specified director for director action that would not otherwise by required by law and limits the power of directors."

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 30th day of December, 1992.

/s/ James A. Finkelstein
------------------------
James A. Finkelstein
President



/s/ John J. Rago
------------------------
John J. Rago
Assistant Secretary